Exhibit 99.1

Press Release

Dr. Thomas J. O’Brien Joins RBC Bearings Board of Directors

Oxford, CT – February 13, 2006 – RBC Bearings Incorporated (Nasdaq: ROLL), a leading international manufacturer of highly-engineered precision plain, roller and ball bearings for the industrial, defense and aerospace industries, today announced the appointment of Dr. Thomas J. O’Brien to its Board of Directors and Audit Committee.

“Dr. Thomas O’Brien will be an outstanding addition to the RBC Board of Directors,” said Chairman, President and Chief Executive Officer, Dr. Michael J. Hartnett. “Thomas brings over 30 years of finance experience to RBC’s Board and the company will benefit from his counsel as we continue to grow.”

“I am very excited to join the RBC Board,” said Dr. O’Brien. “RBC Bearings has terrific people, great products and is committed to providing service, quality and support to its customers. I am honored to have the opportunity to help the company build on the success it has achieved and look forward to working with fellow Board members and the management team.”

Dr. O’Brien has served as the Head of the Finance Department at the University of Connecticut since 1999 and as a professor at the University since 1986. Prior to this, Dr. O’Brien held positions at the University of North Carolina – Chapel Hill, Duke University, University of North Carolina – Charlotte and Florida State University.

In addition to Dr. O’Brien’s distinguished career as a professor, he has also written several books and has co-authored numerous papers and articles covering topics in finance. O’Brien earned a Bachelor of Arts degree in Economics from Davidson College. He received his MBA from the University of Pennsylvania and holds a Ph.D in Finance from the University of Florida.

About RBC

RBC Bearings Incorporated is an international manufacturer and marketer of highly engineered precision bearings and components. Founded in 1919, the Company is primarily focused on producing highly technical or regulated bearing products requiring sophisticated design, testing, and manufacturing capabilities for the diversified industrial, aerospace and defense markets.  Headquartered in Oxford, Connecticut, RBC Bearings currently employs approximately 1,700 people in 18 facilities located throughout North America and Europe.

Contacts

RBC Bearings

Daniel A. Bergeron

203-267-5028

dbergeron@rbcbearings.com

Ashton Partners

Lauren Murphy

800.281.1163

investors@rbcbearings.com